                            SCHEDULE 14A INFORMATION

                  Proxy Statement Pursuant to Section 14(a) of
                      the Securities Exchange Act of 1934

    Filed by the Registrant /X/
    Filed by a Party other than the Registrant / /

    Check the appropriate box:
    / /  Preliminary Proxy Statement
    / / Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
    /X/  Definitive Proxy Statement
    /X/  Definitive Additional Materials
    / /  Soliciting Material Pursuant to Section240.14a-11(c) or
         Section240.14a-12

                                       PROTECTION ONE, INC.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

/X/  No fee required.
/ /  Fee computed on table below per Exchange Act Rules 14a-6(i)(1)
     and 0-11.
     (1) Title of each class of securities to which transaction applies:
         -----------------------------------------------------------------------
     (2) Aggregate number of securities to which transaction applies:
         -----------------------------------------------------------------------
     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
         -----------------------------------------------------------------------
     (4) Proposed maximum aggregate value of transaction:
         -----------------------------------------------------------------------
     (5) Total fee paid:
         -----------------------------------------------------------------------
/ /  Fee paid previously with preliminary materials.
/ / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
     (1) Amount Previously Paid:
         -----------------------------------------------------------------------
     (2) Form, Schedule or Registration Statement No.:
         -----------------------------------------------------------------------
     (3) Filing Party:
         -----------------------------------------------------------------------
     (4) Date Filed:
         -----------------------------------------------------------------------

                              PROTECTION ONE, INC.

                                ----------------

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

                             ---------------------

To the Stockholders of Protection One, Inc.:

    NOTICE IS HEREBY GIVEN that the 1999 Annual Meeting of Stockholders (the "Meeting") of Protection One, Inc., a Delaware corporation (the "Company"), will be held at 10:00 a.m., Pacific Daylight Time, on Wednesday, May 12, 1999 at our corporate headquarters at 600 Corporate Pointe, 12th Floor, Culver City, California 90230, for the following purposes, all as set forth in the attached Proxy Statement:

    (1) To elect twelve directors; and

    (2) To transact such other business as may properly come before the Meeting.

    The Board of Directors has fixed the close of business on March 26, 1999 as the record date for the determination of stockholders entitled to receive notice of, and to vote at, the Meeting and any and all adjournments thereof.

    STOCKHOLDERS ARE CORDIALLY INVITED TO ATTEND THE MEETING IN PERSON. HOWEVER, WHETHER OR NOT YOU EXPECT TO ATTEND, YOU ARE URGED TO READ THE ATTACHED PROXY STATEMENT AND TO ASSURE YOUR REPRESENTATION AT THE MEETING BY COMPLETING, SIGNING, DATING AND RETURNING THE ENCLOSED PROXY CARD AS PROMPTLY AS POSSIBLE. AN ENVELOPE, WHICH REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES OR CANADA, IS INCLUDED FOR YOUR CONVENIENCE. IF YOU RECEIVE MORE THAN ONE PROXY CARD BECAUSE YOU OWN SHARES REGISTERED IN DIFFERENT NAMES OR AT DIFFERENT ADDRESSES, EACH PROXY CARD SHOULD BE COMPLETED, SIGNED AND RETURNED.

                                          By Order of the Board of Directors

                                          /s/ John E. Mack III
                                          --------------------

                                          John E. Mack III
                                          CHIEF EXECUTIVE OFFICER

April 26, 1999

                              PROTECTION ONE, INC.

                              600 CORPORATE POINTE
                         CULVER CITY, CALIFORNIA 90230

                            ------------------------

                                PROXY STATEMENT

                             ---------------------

                         ANNUAL MEETING OF STOCKHOLDERS

                           To Be Held on May 12, 1999

                            ------------------------

    This Proxy Statement is furnished to holders of shares of the Common Stock, par value $.01 per share ("Common Stock"), of Protection One, Inc., a Delaware corporation (the "Company" or "Protection One"), in connection with the solicitation of proxies by the Board of Directors of the Company from holders of the Common Stock for use at the 1999 Annual Meeting of Stockholders of the Company (the "Meeting"), for the purposes set forth in the foregoing notice of the Meeting, and at any and all adjournments of the Meeting. The Meeting will be held at 10:00 a.m., Pacific Daylight Time, on Wednesday, May 12, 1999, at our corporate headquarters at 600 Corporate Pointe, 12th Floor, Culver City, California 90230.

    This Proxy Statement and the enclosed proxy are first being mailed or otherwise released to stockholders entitled to vote at the Meeting on or about April 26, 1999. The Company's audited financial statements, together with the report thereon of Arthur Andersen LLP and certain other information concerning the Company, are included in the Company's Annual Report on Form 10-K for the year ended December 31, 1998, a copy of which is being mailed with this Proxy Statement.

    The Board of Directors requests that you complete, sign, date and return the enclosed proxy promptly, regardless of whether you plan to attend the Meeting. Any stockholder attending the Meeting may vote in person, even though he or she previously has returned a proxy.

              The date of this Proxy Statement is April 26, 1999.

                                  INTRODUCTION

MATTERS TO BE CONSIDERED

    At the Meeting, the stockholders of the Company will vote upon (i) the election of twelve directors to serve for one year and until their successors have been elected and shall have qualified; and (ii) such other business as may properly come before the Meeting. The Board of Directors does not know of any matter to be presented at the Meeting other than the election of directors described in this Proxy Statement.

VOTING RIGHTS AND VOTES REQUIRED

    The Board of Directors has fixed the close of business on March 26, 1999 as the date (the "Record Date") for the determination of stockholders entitled to notice of, and to vote at, the Meeting. At the close of business on the Record Date, 126,838,741 shares of Common Stock were outstanding.

    A majority of the outstanding shares of Common Stock must be represented in person or by proxy at the Meeting in order to constitute a quorum for the transaction of business. Abstentions and shares held by a broker or other nominee holding shares for a beneficial owner that are not voted on a particular proposal because the nominee does not have discretionary voting power with respect to that proposal and has not received instructions from the beneficial owner (a "broker non-vote") will be counted as present for purposes of determining the presence of a quorum for the Meeting.

    Each holder of record of Common Stock on the Record Date is entitled to one vote for each share of Common Stock so held on each matter to be voted upon at the Meeting.

    The twelve directors to be elected at the Meeting will be elected by the affirmative vote of the holders of a plurality of the shares of Common Stock represented at the Meeting in person or by proxy. Because the twelve directors will be elected by a plurality vote (i.e., the twelve persons receiving the highest number of favorable votes will be elected) and assuming such election is uncontested, votes withheld from any one or more nominees and broker non-votes will not have any effect on the outcome of the election of directors.

    Action with respect to any other matter that may properly come before the Meeting will require the affirmative vote of the holders of a majority of the shares of Common Stock represented at the Meeting in person or by proxy and entitled to vote on the matter. Abstentions will be counted in determining the total number of shares present and entitled to vote on any such proposal. Accordingly, although not counted as a vote "for" or "against" a proposal, an abstention on any such proposal will have the same effect as a vote "against" that proposal. Broker non-votes will not be counted in determining the number of shares present and entitled to vote on any such proposal, and will have no effect on the outcome.

SOLICITATION, VOTING AND REVOCATION OF PROXIES

    In connection with the solicitation by the Board of Directors of proxies for use at the Meeting, the Board of Directors has designated John E. Mack III and Thomas K. Rankin as proxies. Shares of Common Stock represented by proxies in the accompanying form, properly executed, received prior to the Meeting and not revoked, will be voted at the Meeting in accordance with the instructions specified thereon. IF NO INSTRUCTIONS ARE SPECIFIED, SHARES OF COMMON STOCK REPRESENTED BY ANY SUCH PROXY WILL BE VOTED FOR THE ELECTION OF EACH OF THE NOMINEES IDENTIFIED BELOW AND IN ACCORDANCE WITH THE BEST JUDGMENT OF THE PERSONS DESIGNATED AS PROXIES WITH REGARD TO ALL OTHER MATTERS, IF ANY, THAT MAY BE PRESENTED AT THE MEETING AND MATTERS INCIDENT TO THE CONDUCT OF THE MEETING. The Board of Directors is not aware of any matter that will come before the Meeting other than as described above.

    A stockholder may revoke his or her proxy at any time prior to its exercise by filing with the Secretary of the Company at its principal executive offices at 600 Corporate Pointe, 12th Floor, Culver City, California 90230 a notice of revocation or a duly executed proxy bearing a later date, or by attending the

Meeting and voting in person. Attendance at the Meeting will not, in itself, constitute revocation of a previously granted proxy.

    In the event that the votes necessary to approve a proposal have not been obtained by the date of the Meeting, the chairman of the Meeting may, in his discretion, adjourn the Meeting from time to time to permit the solicitation of additional proxies by the Board of Directors.

    The costs of this solicitation, including expenses in connection with preparing and mailing this Proxy Statement and the enclosed proxy, will be paid by the Company. The Company will reimburse persons holding shares of Common Stock in their names or the names of their nominees but not owning such shares beneficially (such as brokerage firms, banks and other fiduciaries) for their expenses in forwarding soliciting materials to such beneficial owners.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

    The following table sets forth certain information with respect to the beneficial ownership of Western Resources, Inc. ("Western Resources") of the Common Stock as of March 26, 1999. No other person is known to the Company to beneficially own more than 5% of the outstanding Common Stock.

                                                                                                    AMOUNT AND NATURE OF   PERCENT
NAME AND ADDRESS OF BENEFICIAL OWNER                                                                BENEFICIAL OWNERSHIP   OF CLASS
--------------------------------------------------------------------------------------------------  --------------------   --------
Western Resources, Inc. ..........................................................................      114,505,372(1)(2)(3)  85.44%
  818 S. Kansas Avenue
  Topeka, KS 66612

------------------------------

(1) Includes 2,750,238 shares issuable upon exercise of the option granted by the Company to Western Resources to purchase up to 2,750,238 additional shares of Common Stock at a price of $15.50 per share (the "Western Option") and 4,426,232 shares issuable upon conversion of $49,550,000 aggregate principal amount of Convertible Notes held by Western Resources. Western Resources' right to exercise the Western Option will terminate on the earlier of (a) October 31, 1999 or (b) the 45th day after the last day on which any of the 6 3/4% Convertible Senior Subordinated Notes due 2003 ("Convertible Notes") issued by Protection One Alarm Monitoring, Inc., a wholly owned subsidiary of the Company, remain outstanding.

(2) Western Resources has shared voting power and shared investment power with respect to these shares.

(3) The record owner of the outstanding shares is Westar Capital, Inc., a wholly owned subsidiary of Western Resources.

                             ELECTION OF DIRECTORS

NOMINEES FOR ELECTION

    Twelve directors will be elected at the Meeting, each to serve until the next annual meeting of the Company's stockholders and until his or her successor has been duly elected and qualified.

    The Contribution Agreement between the Company and Western Resources, dated July 30, 1997, as amended (the "Contribution Agreement"), provides that (i) until the second anniversary of November 24, 1997 (the "Acquisition Date"), Western Resources will vote all shares of Common Stock beneficially owned by Western Resources to elect as directors of Protection One certain persons who were serving as directors of Protection One at the Acquisition Date, and eight individuals nominated by Western Resources (some or all of whom may be, at Western Resources' sole discretion, "independent persons" as defined in the Contribution Agreement); and (ii) thereafter, for so long as Western Resources directly or indirectly owns more than 50% of the outstanding shares of Common Stock, Western Resources will vote all such shares to elect as directors of Protection One an individual selected by Western Resources from the executive officers of Protection One, at least three "Independent Directors" (as defined in the Contribution Agreement) and eight additional individuals nominated by Western Resources. As indicated under "Security Ownership of Certain Beneficial Owners" above, Western Resources beneficially owns in excess of 80% of the outstanding shares of Common Stock entitled to vote at the Meeting. Accordingly, the vote by Western Resources of such shares in the election of directors of the Company will result in the election of all the nominees listed below, regardless of how any other stockholders may vote.

    The persons recommended by the Board of Directors for election as directors at the Meeting are Robert M. Chefitz, Ben M. Enis, and James Q. Wilson, each of whom was serving as a director of Protection One at the Acquisition Date, and Howard A. Christensen, Carl M. Koupal, Jr. and John C. Nettels, Jr., each of whom was nominated by Western Resources and became a director of Protection One on the Acquisition Date. In addition, Charles Q. Chandler IV, Maria de Lourdes Duke, Douglas T. Lake, John E. Mack III, Thomas K. Rankin and Anthony D. Somma have been nominated for election as directors at the Meeting.

    Each of the nominees for director has consented to being named as a nominee in this Proxy Statement and to serve if elected. Although the Board of Directors does not know of any reason why any of the Board's nominees will be unavailable for election, in the event any such nominee should be so unavailable at the time of the Meeting, proxies in the accompanying form will be voted for the election of the balance of those nominees named and such other person as the Board of Directors shall select in accordance with the provisions of the Contribution Agreement described above.

    THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE FOR EACH OF THE NOMINEES LISTED BELOW AS A DIRECTOR OF THE COMPANY.

    Certain information concerning each of the persons proposed by the Board of Directors for election at the Meeting as a director is set forth below.

    CHARLES Q. CHANDLER IV, age 45, has been a director of Intrust Financial Corporation since 1985 and President since April of 1990. From January 1988 through March 1990, he was Executive Vice President of Intrust Financial Corporation. He was Executive Vice President of Intrust Bank, N.A. from January 1988 until July 1993 when he was elected Vice Chairman. In 1996, he was elected Chairman and President of Intrust Bank, N.A.

    ROBERT M. CHEFITZ, age 39, has been a director of Protection One since September 1991. Mr. Chefitz joined Patricof & Co. Ventures, Inc. ("Patricof"), an investment management firm, in 1987, where he currently serves as a Managing Director. Mr. Chefitz also serves as a general partner to various venture capital partnerships managed by Patricof. Mr. Chefitz currently serves on the Board of Directors of Xpedite Systems, Inc. and is also a director of several private companies.

    HOWARD A. CHRISTENSEN, age 65, is President and Chief Executive Officer of Christensen & Associates, an investor relations and strategic planning firm.

    MARIA DE LOURDES DUKE, age 52, has been President of Fundacion Amistad since 1997 and Senior Vice President of The Harbor for Boys and Girls since 1973. Ms. Duke has also been a member of the Women's Commission of the International Rescue Committee since 1998, a member of the Duke University's Provost Advisory Committee on International Affairs since 1996 and a member of the NYU Medical Center Child Study Center.

    BEN M. ENIS, age 57, has been a director of Protection One since October 1994. He has been a Professor of Marketing at the University of Southern California since 1982. Mr. Enis currently serves on the Board of Directors of Countrywide Credit Industries, Inc.

    CARL M. KOUPAL, JR., age 45, has been an Executive Vice President and the Chief Administrative Officer for Western Resources since July 1995. From January 1995 to July 1995, Mr. Koupal was Executive Vice President of Corporate Communications, Marketing and Economic Development for Western Resources. Prior to that time, he served as Western Resources' Vice President, Corporate Marketing, and Economic Development. Mr. Koupal also currently serves as a director of Hanover Compressor Co.

    DOUGLAS T. LAKE, age 48, is Chairman of the Board of Directors of the Company and was appointed to the Board on March 19, 1999 to fill a vacancy. Mr. Lake has been Executive Vice President and Chief

Strategic Officer of Western Resources since 1998. Mr. Lake is currently a director of Guardian International, Inc. and ONEOK, Inc. From 1995 to 1998, Mr. Lake was a Senior Managing Director at Bear Stearns & Co., Inc.

    JOHN E. MACK III, age 40, is the Chief Executive Officer of the Company. From August 1996 to March 1999, Mr. Mack was Executive Vice President, Chief Strategic Officer, Acting Chief Financial Officer and Secretary of the Company. Mr. Mack had been Protection One's Executive Vice President--Business Development since August 1996 and Assistant Secretary of Protection One since October 1994. Previously, Mr. Mack was Vice President--Business Development of Protection One from September 1991 until August 1996.

    JOHN C. NETTELS, JR., age 42, is a partner in the law firm of Morrison & Hecker L.L.P.

    THOMAS K. RANKIN, age 42, is President and Chief Operating Officer of the Company. From August 1996 to March 1999, Mr. Rankin was President--North American Security Alarm Operations of the Company. Mr. Rankin was Vice President--Branch Management of Protection One from September 1991 to August 1996, and had been Protection One's Executive Vice President--Branch Management since August 1996 and Assistant Secretary of Protection One since October 1994.

    ANTHONY D. SOMMA, age 35, is Acting Chief Financial Officer, Treasurer and Secretary of the Company. In July 1996, he was promoted to Director of Corporate Strategy, and in October 1998 was promoted to Executive Director of Finance of Western Resources. In July 1995, he moved to Western Resources' corporate office in the Corporate Strategy Department. From December 1994 to July 1995, Mr. Somma was Manager of Corporate Development at Astra Resources, a subsidiary of Western Resources.

    JAMES Q. WILSON, age 67, has been a director of Protection One since June 1996. Mr. Wilson has recently retired from his position as a Professor of Management at the University of California at Los Angeles. Mr. Wilson is currently a director of New England Electric System and State Farm Mutual Life Insurance Company.

COMMITTEES OF THE BOARD OF DIRECTORS; BOARD AND COMMITTEE MEETINGS

    The Board of Directors has a Compensation Committee, an Audit Committee, a Community and Charity Committee, a Finance Committee and a Nominating Committee. The members of the Compensation Committee are Mr. Gardner, Mr. Christensen, Mr. Koupal and Mr. Nettels. The Compensation Committee establishes, subject to approval by the Board of Directors, the salaries and bonuses for executive officers of the Company, and together with the Board of Directors administers the Company's long-term incentive, stock purchase and 401(k) plans. The members of the Audit Committee are Mr. Brown, Mr. Gremp, Mr. Kitchen and Mr. Wilson. The Audit Committee selects, subject to approval by the Board of Directors, independent public accountants to audit the consolidated financial statements of the Company and its subsidiaries and reviews the results and scope of the audits and other services provided by the Company's independent auditors. The members of the Community and Charity Committee are Mr. Brown, Mr. Chefitz, Mr. Enis and Mr. Nettels. The Community and Charity Committee reviews and recommends action relating to community and charitable activities of the Company. The members of the Finance Committee are Mr. Chefitz and Mr. Enis. The Finance Committee reviews the financial structure and activities of the Company. The members of the Nominating Committee are Mr. Kitchen, Mr. Koupal and Mr. Wilson. The Nominating Committee reviews nominations for and recommends nominees to the Board of Directors of the Company. The Nomination Committee will not consider nominees recommended by security holders.

    During the year ended December 31, 1998, the Board of Directors held ten meetings. The Compensation Committee held two meetings. The Audit Committee held one meeting. The Community and Charity Committee held three meetings. The Finance Committee held five meetings. The Nominating Committee did not hold any meetings last year. Mr. Brown and Mr. Enis did not attend 75% of the aggregate of the meetings of the Board of Directors and of the committees of the Board of which each was a member.

    DIRECTOR COMPENSATION. All directors of Protection One who are not employees of Protection One or Western Resources will receive for their services as directors an annual fee of $15,000 and an additional fee of $750 per in-person meeting (or $500 per telephonic meeting) of the Board or committees thereof attended. Mr. Chefitz's fees are paid to Patricof.

    On January 26, 1998, pursuant to the Company's long-term incentive plan, each non-employee director received an option to acquire 2,500 shares of Common Stock. Each such option has a term of 10 years, will vest in full on the third anniversary of the grant date and has an exercise price equal to the closing price of the Common Stock as reported on the New York Stock Exchange on the date granted. The option that otherwise would have been granted to Mr. Chefitz was granted to Patricof.

    All directors are reimbursed for travel and other out-of-pocket expenses incurred in attending meetings of the Board of Directors.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

    During 1998, the members of the Compensation Committee were Mr. Gardner, Mr. Christensen, Mr. Nettles and Mr. Koupal. None of such persons is an employee of the Company, or serves or has formerly served as an officer of the Company. Mr. Koupal is an executive officer of Western Resources.

                 SECURITY OWNERSHIP OF MANAGEMENT AND DIRECTORS

    The following table sets forth certain information with respect to beneficial ownership of the Common Stock as of March 26, 1999 by each of the Company's directors, each named executive officer and all directors and executive officers of the Company as a group. Unless otherwise indicated below, each individual named in the table has sole voting power and sole investment power with respect to all shares beneficially owned, subject to community property laws where applicable.

                                                                 AMOUNT AND NATURE OF
                                                                      BENEFICIAL         PERCENT OF
NAME OF BENEFICIAL OWNER                                             OWNERSHIP(2)         CLASS (3)
--------------------------------------------------------------  ----------------------  -------------
James M. Mackenzie, Jr.(1)....................................            431,381                 *
John W. Hesse.................................................            354,326                 *
John E. Mack III..............................................            272,115                 *
Steven A. Millstein...........................................                100                 *
Thomas K. Rankin..............................................            278,951                 *
Peter C. Brown(1).............................................                  0                 *
Charles Q. Chandler IV........................................                  0                 *
Robert M. Chefitz.............................................             16,542                 *
Howard A. Christensen.........................................                  0                 *
Maria de Lourdes Duke.........................................                  0                 *
Ben M. Enis...................................................             30,000                 *
Joseph J. Gardner(1)..........................................                  0                 *
William J. Gremp(1)...........................................                  0                 *
Steven L. Kitchen(1)..........................................                300                 *
Carl M. Koupal, Jr............................................                  0                 *
Douglas T. Lake...............................................                  0                 *
John C. Nettels, Jr...........................................              2,000                 *
Anthony D. Somma..............................................                  0                 *
James Q. Wilson...............................................             20,100                 *
All directors, director nominees and executive officers of
  Protection One as a group (19 persons)......................          1,405,815(4)            1.1%

------------------------------

*   Less than one percent.

(1) Messrs. Mackenzie, Brown, Gardner, Gremp and Kitchen are not standing for re-election.

(2) Includes shares subject to options that are currently exercisable or that become exercisable within 60 days after December 31, 1998 as follows: Mr. Mackenzie, 143,000 shares; Mr. Hesse, 155,000 shares; Mr. Mack, 161,000 shares; Mr. Rankin, 161,000 shares; Mr. Enis, 30,000 shares; Mr. Wilson, 20,000 shares; and all directors and executive officers as a group, 670,000 shares.

(3) Based upon shares of Common Stock outstanding at December 31, 1998, as adjusted for options that are currently exercisable or that become exercisable within 60 days after such date.

(4) Gives effect to the above footnotes.

                         EXECUTIVE OFFICERS; EXECUTIVE
                      COMPENSATION AND RELATED INFORMATION

EXECUTIVE OFFICERS

    The name, age and current position(s) with the Company of each executive officer of the Company are as set forth below.

    JOHN E. MACK III, age 40, is the Chief Executive Officer of the Company. From August 1996 to March 1999, Mr. Mack was Executive Vice President, Chief Strategic Officer, Acting Chief Financial Officer and Secretary of the Company. Mr. Mack had been Protection One's Executive Vice President-- Business Development since August 1996 and Assistant Secretary of Protection One since October 1994.

Previously, Mr. Mack was Vice President--Business Development of Protection One from September 1991 until August 1996.

    THOMAS K. RANKIN, age 42, is President and Chief Operating Officer of the Company. From August 1996 to March 1999, Mr. Rankin was President--North American Security Alarm Operations of the Company. Mr. Rankin was Vice President--Branch Management of Protection One from September 1991 to August 1996, and had been Protection One's Executive Vice President--Branch Management since August 1996 and Assistant Secretary of Protection One since October 1994.

    ANTHONY D. SOMMA, age 35, is the Acting Chief Financial Officer, Treasurer and Secretary of the Company. In July 1996, he was promoted to Director of Corporate Strategy, and in October 1998 was promoted to Executive Director of Finance at Western Resources. In July 1995, he moved to Western Resources' corporate office in the Corporate Strategy Department. From December 1994 to July 1995, Mr. Somma was Manager of Corporate Development at Astra Resources, a subsidiary of Western Resources.

    STEVEN A. MILLSTEIN, age 46, is President of the Mobile Division of the Company. Mr. Millstein was Executive Vice President--New Market Development of Protection One since the Acquisition Date and had been President of WestSec, Inc. since its formation in December 1996 and President of Westar Security, Inc. since May 1995. Prior to that time he was Vice President, Marketing and Sales for Acoustics Development Corporation, a manufacturer of telephone booths and interactive media enclosures.

    All officers of Protection One are appointed by Protection One's Board of Directors and hold such officers' respective offices until their respective successors have been appointed, or their earlier death, resignation or removal by the Board of Directors.

EXECUTIVE COMPENSATION

    EMPLOYMENT AGREEMENTS

    Protection One has employment agreements with Messrs. Mackenzie, Mack, Rankin and Millstein which were entered into on the Acquisition Date pursuant to the Contribution Agreement. Such agreements provide for minimum annual base salaries in the amounts of $379,000 (Mr. Mackenzie), and $270,800 (Messrs. Mack, Rankin and Millstein). The term of each agreement is continually extended so as to cause each such agreement to have a remaining term of three years. Each of these employment agreements provides for participation by the executive officer in Protection One's long-term incentive plan, bonus plan for senior executives and other employee benefit plans. Each executive officer may terminate his employment by Protection One for any reason at any time upon not less than 60 days' prior notice to Protection One. If an employment agreement is terminated
(i) by Protection One other than for Cause (as defined) or as a result of the executive officer's death or disability or (ii) by the executive officer for Good Reason (as defined), the executive officer will be entitled to receive severance payments (the "Termination Amount") equal in the aggregate to three times the executive officer's then annual base salary plus the last annual bonus paid or payable to such officer, and all options and other awards previously granted to such officer will become exercisable and will remain exercisable for three years. "Cause" is defined in the employment agreements to mean: (i) an act of fraud, embezzlement or similar conduct by the executive officer involving Protection One, (ii) conviction of a felony involving moral turpitude, (iii) a continuing, repeated willful failure or refusal by the executive officer to perform his duties, (iv) willful or serious misconduct on the part of the executive officer that continues and is demonstrably injurious to Protection One, or (v) an activity by the executive officer that is in conflict with or adverse to the business interests of Protection One. "Good Reason" is defined by the employment agreements to mean an uncured breach of Protection One's obligations under the employment agreement or a material diminution in the executive officer's current position, responsibilities or authority. Each executive officer has agreed in his employment agreement not to compete with Protection One and not to solicit any Protection One employee, or hire any Protection One employee whose annual base salary and fixed or guaranteed bonus would be more than

$50,000, prior to the later of the first anniversary of the date on which the officer's employment by Protection One terminates and the date on which the Termination Amount is paid in full.

    SUMMARY OF EXECUTIVE COMPENSATION

    The following table summarizes the compensation for the fiscal years ended December 31, 1998, 1997 and September 30, 1997 and 1996 of Protection One's Chief Executive Officer and the four other most highly paid executive officers of Protection One.

                           SUMMARY COMPENSATION TABLE

                                                                                      LONG-TERM COMPENSATION
                                                                             -----------------------------------------
                                                                                            SECURITIES
                                                ANNUAL COMPENSATION           RESTRICTED    UNDERLYING     ALL OTHER
                                        -----------------------------------  STOCK AWARDS     OPTIONS    COMPENSATION
NAME AND PRINCIPAL POSITION(S)            YEAR(1)    SALARY ($)   BONUS ($)     ($)(2)      GRANTED (#)     ($)(3)
--------------------------------------  -----------  -----------  ---------  -------------  -----------  -------------
James M. Mackenzie, Jr. ..............        1998      385,000      41,690           --       190,000          3,114
  Former President and Chief                  1997*     315,976   1,616,232           --            --             --
  Executive Officer(4)                        1997      300,155          --           --        25,000          1,727
                                              1996      298,104      60,000       40,000(5)    100,000          1,818

John W. Hesse(6) .....................        1998      321,000      34,650           --       125,000      1,503,010
  Former Executive Vice President             1997*     277,368   1,646,233           --            --             --
                                              1997      264,155          --           --        25,500          1,524
                                              1996      250,728      60,000       40,000(5)    100,000          1,706

John E. Mack III .....................        1998      276,800      29,788           --       125,000          2,630
  Chief Executive Officer                     1997*     214,452   1,590,758           --            --             --
                                              1997      199,172          --           --        25,000          1,159
                                              1996      186,128      60,000       40,000(5)    100,000            263

Thomas K. Rankin .....................        1998      276,800      29,788           --       125,000            439
  President and Chief Operating               1997*     214,453   1,590,758           --            --             --
  Officer                                     1997      199,172          --           --        25,000             --
                                              1996      186,128      60,000       40,000(5)    100,000          2,288

Steven A. Millstein (7) ..............        1998      281,600      29,788           --       125,000          2,719
  President--Mobile Division

------------------------------

(1) Information given for 1998 relates to the fiscal year ended December 31, 1998. Information given for "1997*" relates to the fiscal year ended December 31, 1997. All other amounts relate to the fiscal years ended September 30, 1997 and 1996. Information relating to January 1 through September 30, 1997, is included in the information presented for the year ended September 30, 1997 and for the year ended December 31, 1997. Overlapping fiscal years are presented because the Company changed its fiscal year end from September 30 to December 31 effective as of the Acquisition Date.

(2) Restricted stock is fully vested when awarded. The executive officer owning such shares will receive the same dividends on these shares as are received by all other holders of the Common Stock. The aggregate number (and value) for each of the executive officers at December 31, 1998 for outstanding restricted stock was: 4,156 ($35,586) for each of Mr. Mackenzie, Mr. Hesse, Mr. Mack, Mr. Rankin, and Mr. Millstein.

(3) Amounts stated reflect contributions made by Protection One to such executive officer's account under Protection One's 401(k) plan and amounts reflecting insurance premiums paid by the Company.

(4) James M. Mackenzie, Jr., ceased to be president and chief executive officer on March 19, 1999.

(5) Awarded in fiscal 1996 and paid in fiscal 1997 in the form of 4,156 shares of Common Stock. As no consideration was paid for these shares, the value set forth in the chart is calculated by multiplying the closing price of the Common Stock as reported on the Nasdaq National Market on the date of award ($9.625) by the number of shares awarded.

(6) John W. Hesse, the Company's former chief financial officer, announced his resignation on December 9, 1998. Mr. Hesse continued to work with the Company during a transition period through March 31, 1999. $1.5 million represents severance amounts paid or payable to Mr. Hesse.

(7) Steven A. Millstein became an Executive Vice President of the Company on November 24, 1997. Prior to the Acquisition Date, Mr. Millstein served, and he continued to serve, as the President of WestSec, Inc., and Westar Security, Inc., which became subsidiaries of the Company on the Acquisition Date. During the year ended December 31, 1997, Mr. Millstein's aggregate compensation from the Company, WestSec, Inc. and Westar Security, Inc. consisted of salary in the amount of $216,777 and other compensation in the amount of $215,728 (consisting of $105,728 representing compensation for his relocation to Dallas, Texas, and $110,000 representing a retention bonus earned in fiscal 1997 and paid in fiscal 1998). In 1998, Mr. Millstein became President of the Mobile Division of the Company.

    Other compensation in the form of perquisites and other personal benefits has been omitted from the above table as the aggregate amount of such perquisites and other personal benefits constituted the lesser of $50,000 or 10% of the total annual salary and bonus of the named executive officer for such year.

    STOCK OPTION GRANTS

    The following table sets forth certain information concerning grants of stock options made during the year ended December 31, 1998 to the executive officers named in the Summary Compensation Table.

                           OPTION GRANTS IN LAST YEAR

                                                                                                           POTENTIAL
                                                                                                        REALIZABLE VALUE
                                                             INDIVIDUAL GRANTS(1)                      AT ASSUMED ANNUAL
                                         ------------------------------------------------------------    RATES OF STOCK
                                          NUMBER OF                                                    PRICE APPRECIATION
                                         SECURITIES    PERCENT OF TOTAL                                FOR OPTION TERM(3)
                                         UNDERLYING     OPTIONS GRANTED     EXERCISE OR                ------------------
                                           OPTIONS      TO EMPLOYEES IN     BASE PRICE    EXPIRATION   GRANT DATE PRESENT
NAME                                       GRANTED         LAST YEAR         ($/SH)(2)       DATE          VALUE ($)
---------------------------------------  -----------  -------------------  -------------  -----------  ------------------
James M. Mackenzie, Jr.................     190,000             15.0%            11.00       1/26/08         1,301,500

John W. Hesse..........................     125,000             10.0%            11.00       1/26/08           856,250

John E. Mack III.......................     125,000             10.0%            11.00       1/26/08           856,250

Thomas K. Rankin.......................     125,000             10.0%            11.00       1/26/08           856,250

Steven A. Millstein....................     125,000             10.0%            11.00       1/26/08           856,250

------------------------------

(1) All options were granted on January 26, 1998. All such options have 10-year terms and are currently nonexercisable.

(2) The exercise price was determined by reference to the closing price of the Common Stock reported on the New York Stock Exchange on the date of grant ($10.98).

(3) The grant date valuation was calculated using the Black-Scholes option pricing model and assumptions called for by paragraph 19 and Appendix B of FAS123. This calculation does not necessarily follow the same method and assumptions that the Company uses in valuing long term incentives for other purposes. In calculating the grant date valuation the following assumptions were made: actualized stock volatility of 61.78%; a 6-year time of exercise option term; a risk-free interest rate 5.49%; a stock price at grant date of $10.98; exercise price at grant date of $11.00; an average dividend yield of 0.00% and vesting restrictions of 3.00 years. These numbers are calculated based upon the requirements promulgated by the Securities and Exchange Commission, and do not represent an estimate by the Company of future stock price growth.

    AGGREGATED OPTION EXERCISES IN LAST YEAR AND YEAR-END OPTION VALUES

    The following table sets forth, for each of the executive officers named in the Summary Compensation Table above, certain information regarding the value of stock options held at year end. No stock option was exercised by any such executive officer during the year ended December 31, 1998.

             AGGREGATED OPTION EXERCISES AND YEAR-END OPTION VALUES

                                                   NUMBER OF SHARES OF
                                                    STOCK UNDERLYING       VALUE OF UNEXERCISED
                                                 UNEXERCISED OPTIONS AT    IN-THE-MONEY OPTIONS
                                                        12/31/98            AT 12/31/98 ($)(1)
NAME                                             EXERCISABLE/UNEXERCISABLE EXERCISABLE/UNEXERCISABLE
-----------------------------------------------  -----------------------  -----------------------
James M. Mackenzie, Jr.........................      143,000/190,000             76,500/--
John W. Hesse..................................      155,000/125,000            101,250/--
John E. Mack III...............................      161,000/125,000            113,625/--
Thomas K. Rankin...............................      161,000/125,000            113,625/--
Steven A. Millstein............................        --/125,000                  --/--

------------------------------

(1) Value is calculated by subtracting the exercise price from the assumed fair market value of the securities underlying the options at fiscal year end and multiplying the result by the number of shares for which the option is in the money. Fair market value was calculated based upon the closing sales prices of the Common Stock as reported on the New York Stock Exchange on December 31, 1998 ($8.56250). There is no guarantee that if and when any such option is exercised, the option will have this value.

                        COMPENSATION COMMITTEE REPORT ON
                     PROTECTION ONE EXECUTIVE COMPENSATION

    THE FOLLOWING REPORT WAS ISSUED BY THE COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS WITH RESPECT TO THE FISCAL YEAR ENDED DECEMBER 31, 1998.

    The compensation of the Company's executive officers is determined by the Compensation Committee of the Board of Directors based on the goals and policies established by the Board of Directors.

    The compensation of Protection One's Chief Executive Officer, like the other executive officers, consists of a combination of salary and bonuses. In addition to those factors applying generally to all executives as indicated below, Mr. Mackenzie's compensation for 1998 reflects the Company's performance in the areas of revenues and EBITDA and the Committee's assessment of Mr. Mackenzie's management skills and individual performance.

    Protection One has entered into employment agreements with each of the executive officers. The base salary for each of the executive officers is set forth in his employment agreement, subject to adjustments pursuant to the policies established by the Compensation Committee. Salaries for executive officers are supplemented by bonuses paid in cash and in common stock, as well as options.

    Since the inception of Protection One in September 1991, the Compensation Committee has used common stock, warrants and options as a means of providing performance-based compensation to all executive officers. The Compensation Committee believes linking executive compensation to the performance of Protection One's common stock aligns the interests of the executive officers with those of shareholders.

    In determining the compensation and bonuses of Protection One's executive officers, the Compensation Committee considers a combination of objective and subjective performance criteria, all of which the Compensation Committee believes contribute to shareholder value. Objective criteria include:

Revenue and EBITDA growth.....  Margin expansion
Subscriber growth.............  Subscriber and MRR attrition

    The Compensation Committee reviews the business plans and projections prepared by management and compares Protection One's actual performance to the objective criteria set forth in such plans and projections.

    Subjective criteria considered by the Compensation Committee in determining executive officer compensation include the consummation of acquisitions, growth in Protection One's dealer program, strategic alliances, joint venture and affinity program activities, management and Protection One's infrastructure enhancements and success in capital formation. Bonuses paid for 1998 were based on the same factors used in determining changes in base compensation. The Compensation Committee considers compensation paid to other persons with comparable skills and experience in the security industry and other service industries, Protection One's performance in comparison to its competitors and performance in each officer's specific area of responsibility.

                          Joseph J. Gardner, Chairman
                             Howard A. Christensen
                              Carl M. Koupal, Jr.
                              John C. Nettels, Jr.

                               PERFORMANCE GRAPH

    The following chart compares the cumulative total stockholder returns on the Common Stock since September 29, 1994 to the cumulative total returns over the same period of the Russell 2000 index and a peer group index comprised of the common stock of Alarmguard Holdings, Inc., Borg Warner Security Corporation, The Pittston Brinks Group Common Stock of The Pittston Company and Response USA, Inc. (the "Peer Group"). The Peer Group is based on the selection of companies operating in the security alarm monitoring business. The annual returns for the Peer Group index are weighted based on the capitalization of each company within the Peer Group at the beginning of each period for which a return is indicated. The chart assumes the value of the investment in the Common Stock and each index was $100 at September 29, 1994 and that all dividends were reinvested.

EDGAR REPRESENTATION OF DATA POINTS USED IN PRINTED GRAPHIC

    CUMULATIVE TOTAL RETURN
                                   PROTECTION ONE, INC.       PEER GROUP      RUSSELL 2000
9/94                                                   100              100              100
12/94                                                   73               91               98
12/95                                                  157              169              126
12/96                                                  151              155              147
12/97                                                  276              228              180
12/98                                                  209              191              179

    The materials contained in the foregoing Compensation Committee Report on Executive Compensation and included under the caption "Performance Graph" are not "soliciting material," are not deemed filed with the Securities and Exchange Commission and are not to be incorporated by reference in any filing of the Company under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended (the "Exchange Act"), whether made before or after the date of this Proxy Statement and irrespective of any general incorporation provision contained therein.

            SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

    Pursuant to Section 16(a) of the Exchange Act and the rules issued thereunder, Protection One's executive officers and directors are required to file with the Securities and Exchange Commission reports of ownership and changes in ownership of shares of Common Stock. Copies of such reports are required to be furnished to Protection One. Based solely on Protection One's review of the copies of such reports furnished to Protection One or on written representations to Protection One that no such reports were required, Protection One believes that during the fiscal year ended December 31, 1998, all of Protection One's executive officers and directors and all beneficial owners of more than 10% of the Common Stock filed on a timely basis all reports, if any, required by Section 16(a) of the Exchange Act, with the following exceptions: a Form 3 for Montgomery W. Cornell was filed approximately three weeks late; a Form 4 reflecting a transaction during 1998 was not filed by Mr. George A. Weinstock; and Forms 5 reporting the acquisition of stock options during 1997 for Messrs. Enis, Hesse, Mack, Mackenzie, Rankin and Wilson were not filed. All such previously unreported transactions were reported on Forms 5 filed in February of 1999.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

TRANSACTIONS WITH WESTERN RESOURCES

    As described above, pursuant to the Contribution Agreement, on November 24, 1997, Western Resources acquired control of Protection One in consideration for the transfer by Western Resources of cash and securities to Protection One (the "Western Transaction"). In connection with the Western Transaction, Western Resources was granted the Western Option to purchase additional shares of Common Stock.

    Pursuant to the Contribution Agreement, Western Resources has agreed to certain arrangements relating to the election of directors of Protection One. See "Election of Directors--Nominees for Election." In addition, during the 10-year period following the Acquisition Date, a merger or a sale of all or substantially all of the assets of Protection One involving Western Resources or any affiliate of Western Resources generally will require the prior approval of a majority of the "Independent Directors" (as defined in the Contribution Agreement), and Western Resources may not acquire more than 85% of the outstanding shares of Common Stock or other voting securities of Protection One except under specified circumstances and subject to specified limitations.

    Effective as of January 1, 1998, Protection One Alarm Monitoring, Inc. ("Monitoring"), a wholly owned subsidiary of Protection One, acquired Network Multi-Family Security Corporation, from Westar Capital, Inc. ("Westar"), a wholly owned subsidiary of Western Resources, in exchange for a promissory note of Monitoring in the principal amount of approximately $180 million.

    On March 2, 1998, Monitoring executed a promissory note in favor of Westar in the principal amount of $274 million. Both of these notes bore interest at the rate of 6 11/16% per annum due and payable June 1, 1998 and were refinanced with a revolving credit facility provided by Westar.

    On June 8, 1998, Protection One sold 37,597,500 shares of its Common Stock to Westar, at a price of $9.50 per share, for aggregate proceeds of approximately $357 million.

    On August 17, 1998, Protection One issued $250 million of senior unsecured notes bearing an interest rate of 7 3/8% and due in 2005. Protection One used proceeds from this offering to repay a portion of the borrowings under Protection One's revolving credit facility with Westar.

    A tax sharing agreement between Western Resources and Protection One provides for the payment to Protection One by Western Resources for tax benefits utilized by Western Resources. Accordingly, in November 1998, Protection One received payment from Western Resources for 1997 tax receivable in the amount of $29.9 million. As of December 31, 1998, Protection One had a receivable of $5.9 million for current year losses anticipated to be utilized by Western Resources in its 1998 federal income tax return.

    On December 21, 1998, Protection One issued $350 million of senior subordinated notes bearing an interest rate of 8 1/8% and due in 2009. Protection One used proceeds from this offering to repay borrowings under the credit facility provided by Westar.

    In December 1998, Protection One replaced an existing $462 million senior credit facility, provided by Westar, with a new $500 million credit facility provided by a group of banks.

    In addition, in connection with the acquisition of Lifeline Systems, Inc., Westar may, but is under no obligation to, acquire additional shares of Common Stock from Protection One in an amount sufficient to maintain its ownership of more than 80.1% of the outstanding common stock of Protection One.

    TRANSACTIONS WITH EXECUTIVE OFFICERS

    During 1998, the Company made a personal loan to Thomas Rankin, President of the Company. The largest aggregate amount of indebtedness outstanding during the year was $150,000. The balance of this loan, together with interest at the variable interest rate equal to the rate Protection One pays on the revolving credit facility, was $154,427.08 at December 31, 1998.

                         INDEPENDENT PUBLIC ACCOUNTANTS

    The Audit Committee of the Board of Directors has selected Arthur Andersen LLP ("Andersen") as the independent public accountants to audit the consolidated financial statements of the Company and its subsidiaries for fiscal 1998. A representative of that firm is expected to be present at the Meeting, will have an opportunity to make a statement if so desired, and will be available to respond to appropriate questions. If such firm should decline to act or otherwise become incapable of acting, or if such firm's employment is discontinued, the Audit Committee will select other independent public accountants for the Company.

    The Company retained Andersen to serve as principal accountant for the Company and its subsidiaries beginning with the calendar year ended December 31, 1997, and dismissed the firm of Coopers & Lybrand LLP ("C&L"). The dismissal of C&L as principal accountant and the appointment of Andersen as principal accountant was unanimously approved by all the members of the Company's Board of Directors on January 16, 1998, as recommended by the Audit Committee.

    The decision to dismiss C&L and engage Andersen followed the Western Transaction and the Company's decision to change its fiscal year to a calendar year as required by the Western Transaction. See "Change in Control of the Company." Andersen is the principal accountant for Western Resources.

    The audit reports of C&L on the Company's consolidated financial statements as of and for the fiscal years ended September 30, 1998 and 1997 did not contain an adverse opinion or a disclaimer of opinion nor were they qualified or modified as to uncertainty, audit scope or accounting principles. During fiscal years 1998 and 1997, there were no disagreements with C&L on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which, if not resolved to C&L's satisfaction, would have caused it to make reference to the subject matter of the disagreement in connection with its reports. In addition, there were no reportable events as described under Item 304(a)(1)(v)(A) through (D) of Regulation S-K promulgated by the Securities and Exchange

Commission during fiscal years 1998 and 1997. Representatives of C&L are not expected to be present at the Meeting.

                             STOCKHOLDER PROPOSALS

    Stockholder proposals intended to be presented at the 2000 Annual Meeting of the Company's stockholders must be received at the Company's principal executive offices at 600 Corporate Pointe, Culver City, California 90230, addressed to the attention of the Secretary of the Company, by December 6, 1999 in order to be considered for inclusion in the proxy statement and form of proxy relating to such meeting. In addition, if a stockholder intends to present a proposal at the 2000 Annual Meeting other than pursuant to Rule 14a-8 under the Securities Exchange Act of 1934, and if the proposal is not received by the Company's Secretary by February 16, 2000, then the proxies designated by the Board of Directors of the Company for the 2000 Annual Meeting of Shareholders may vote in their discretion on any such proposal any shares for which they have been appointed proxies without mention of such matter in the Proxy Statement for such meeting or on the proxy card for such meeting.

                                 OTHER MATTERS

    The Board of Directors is not aware of any matter to be presented at the Meeting other than the matter described above. If any other matter properly comes before the Meeting, the persons named in the enclosed form of proxy intend to vote said proxy in accordance with their best judgment on such matter.

                           ANNUAL REPORT ON FORM 10-K

    THE ANNUAL REPORT OF THE COMPANY ON FORM 10-K FOR THE YEAR ENDED DECEMBER 31, 1998 WAS FILED ON APRIL 14, 1999. THE REPORT CONTAINS FINANCIAL STATEMENTS AUDITED BY ARTHUR ANDERSEN LLP, INDEPENDENT PUBLIC ACCOUNTANTS.

    WHETHER OR NOT YOU EXPECT TO BE PRESENT AT THE 1999 ANNUAL MEETING, YOU ARE REQUESTED TO DATE, SIGN AND RETURN THE ENCLOSED PROXY CARD. YOUR PROMPT RESPONSE WILL BE MUCH APPRECIATED.

PROTECTION ONE, INC.
600 CORPORATE POINTE, 12TH FLOOR
CULVER CITY, CALIFORNIA 90230

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF THE COMPANY
        FOR THE ANNUAL MEETING OF STOCKHOLDERS ON MAY 12, 1999


The undersigned, a stockholder of Protection One, Inc., a Delaware corporation, hereby appoints JOHN E. MACK III and THOMAS K. RANKIN, and each of them as the attorneys and proxies of the undersigned, with power of substitution, to attend the Annual Meeting of Stockholders of Protection One, Inc. to be held at 600 Corporate Pointe, 12th Floor, Culver City, California 90230 on Wednesday, May 12, 1999, at 10:00 a.m. Pacific Daylight Time, and at any adjournments or postponements thereof, and to vote the number of shares the undersigned would be entitled to vote if personally present.

THIS PROXY WILL BE VOTED AS DIRECTED, UNLESS OTHERWISE MARKED, THIS PROXY WILL BE VOTED FOR ITEM 1.

In their discretion, the proxies are authorized to vote upon any other matters as may properly come before the meeting. If any nominee is unable or unwilling to serve or is otherwise unavailable, said proxies shall have discretion and authority to vote in accordance with their judgment for other nominees.


       (CONTINUED, AND TO BE MARKED, DATED AND SIGNED ON THE OTHER SIDE)
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

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED        PLEASE MARK
IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED         YOUR VOTE AS    / X /
STOCKHOLDER(S). IF NO DIRECTION IS MADE, THIS            INDICATED IN
PROXY WILL BE VOTED FOR ITEM 1.                          THIS EXAMPLE.


(The Board of directors recommends a vote FOR.)
Item 1. ELECTION OF DIRECTORS


FOR all nominees              WITHHOLD
listed to the right           AUTHORITY
(except as marked     to vote for all nominees
to the contrary)           listed to the right

   /   /                         /   /


ELECTION OF DIRECTORS, NOMINEES, Charles Q. Chandler IV;
Robert M. Chefitz; Howard A. Christensen; Marie de Lourdes Duke;
Ben M. Enis; Carl M. Koupal, Jr.; Douglas T. Lake; John E. Mack III; John C. Nettels, Jr.; Thomas K. Rankin; Anthony D. Somma;
and James Q. Wilson.


(INSTRUCTION: To withhold authority to vote for one or more individual nominees, write such name of names in the space provided below.)

_______________________________________________________________________________


                                      Date ____________________________________

                                      Signature _______________________________

                                      Signature _______________________________

                                      NOTE: Please sign exactly as name appears to the left. When signing as attorney, executor, trustee, guarantor or officer of a corporation, please give full title as such. For joint accounts, all named holders should sign.

                                      PLEASE MARK, SIGN, DATE AND RETURN THE
                                      PROXY CARD PROMPTLY USING THE ENCLOSED
                                      ENVELOPE.


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